FOSTER PEPPER & SHEFELMAN PLLC

                                October 20, 1997





Board of Trustees
Mercer International Inc.
Brandschenke Str. 64
Zurich, Switzerland  CH 8002

Gentlemen:

     We have acted as counsel for Mercer International Inc., a Massachusetts trust organized under the laws of the State of Washington (the "Company"), in connection with the preparation and filing of a Registration Statement ("Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, for 900,000 shares (the "Shares") of the Company's common stock, $1.00 par value per share, that are issuable pursuant to the Company's Amended and Restated 1992 Nonqualified Stock Option Plan (the "Plan"). We have examined the Registration Statement, the Plan and such other documents and records as we deem necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that upon the issuance of the Shares under the Plan as provided therein, the Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                Very truly yours,


                               FOSTER PEPPER & SHEFELMAN PLLC


                              /s/ Foster Pepper & Shefelman PLLC